Exhibit 4.E
FOURTH AMENDMENT TO CREDIT AGREEMENT
THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) dated as of February 24, 2016 (the “Fourth Amendment Effective Date”) is entered into among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the Banks party hereto and Bank of America, N.A., as administrative agent (the “Agent”) for the Banks. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).
RECITALS
WHEREAS, the Company, the Banks and the Agent have entered into that certain Credit Agreement dated as of April 26, 2011 (as amended by that certain First Amendment to Credit Agreement dated as of May 24, 2013, as amended by that certain Second Amendment to Credit Agreement dated as of September 30, 2013, as amended by that certain Third Amendment to Credit Agreement dated as of January 9, 2015 and as further amended or modified from time to time, the “Credit Agreement”);
WHEREAS, the Company has requested that the Banks amend the Credit Agreement as set forth below;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendments.
(a)    The definition of “Defaulting Bank” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Defaulting Bank” means, subject to Section 2.13(b), any Bank that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or the Borrower (made through the Agent), to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority.
(b)    The definition of “Notice of Borrowing” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Notice of Borrowing” means a notice in substantially the form of Exhibit A or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Company.
(c)    The definition of “Notice of Conversion/Continuation” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit B or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Company.
(d)    The definition of “Responsible Officer” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Responsible Officer” means (a) the chief financial officer, the chief operating officer or the treasurer of a Loan Party, or any other officer having substantially the same authority and responsibility; (b) with respect to compliance with financial covenants, any of the above officers or the chief accounting officer of a Loan Party, or any other officer having substantially the same authority and responsibility; and (c) solely for purposes of notices given pursuant to Article II, any other officer of the Company so designated by any of the foregoing officers of the Company in a notice to the Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
(e)    Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

FOURTH AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(f)    Section 2.03(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
a.Each Borrowing shall be made upon the Company's irrevocable notice delivered to the Agent (which may be given by (A) telephone or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed promptly by delivery to the Agent of a Notice of Borrowing) to be received by the Agent not later than 9:00 a.m. (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans, and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:
(A)    the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 and any multiple of $1,000,000 in excess thereof, in the case of Offshore Rate Loans, or $2,000,000 and any multiple of $500,000 in excess thereof, in the case of Base Rate Loans;

(B)    the requested Borrowing Date, which shall be a Business Day;

(C)    the Type of Loans comprising the Borrowing; and

(D)    in the case of Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.
(g)    Section 2.04(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
a.The Company may, upon irrevocable notice to the Agent (which may be given by (A) telephone or (B) a Notice of Conversion/Continuation; provided that any telephonic notice must be confirmed promptly by delivery to the Agent of a Notice of Conversion/Continuation) in accordance with Section 2.04(b):
(i)    elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or

(ii)    elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

FOURTH AMENDMENT TO CREDIT AGREEMENT
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provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.
(h)    Section 2.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:
2.06    Optional Prepayments. Subject to Section 3.04, the Company may upon notice to the Agent (which notice shall be in a form reasonably satisfactory to the Agent), at any time or from time to time, (a) in the case of Offshore Rate Loans, upon not less than three Business Days' irrevocable notice to the Agent, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof, or (b) in the case of Base Rate Loans, upon irrevocable notice to the Agent given no later than 9:00 a.m. on the date of prepayment, ratably prepay Loans in whole or in part, in minimum amounts of $2,000,000 or any multiple of $500,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.
(i)    A new Section 5.22 is hereby added to the Credit Agreement as follows:
Section 5.22    No EEA Financial Institution.
No Loan Party is an EEA Financial Institution.
(j)    Section 7.10(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(c)    so long as no Default or Event of Default exists or would result therefrom, the Company may (i) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares (including pursuant to any employee stock option or purchase plan) or (ii) make cash dividend payments with respect to shares of its capital stock; provided that at the time of such purchase, redemption, acquisition or cash dividend payment, all such purchases, redemptions, acquisitions or cash dividend payments made pursuant to this clause (c) shall not exceed the sum of $200,000,000 plus 70% of cumulative Consolidated Net Income earned in each fiscal quarter ending after February 1, 2016 for which the Company has delivered financial statements pursuant to Section 6.01;
(k)    Section 10.24 of the Credit Agreement is hereby amended and restated in its entirety as follows:
The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed

FOURTH AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Agent nor any Bank is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent or such Bank pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
(l)    A new Section 10.27 is hereby added to the Credit Agreement as follows:
Section 10.27    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
2.    Conditions Precedent. This Agreement shall be effective upon the satisfaction of the following conditions precedent:
(a)    Counterparts of Fourth Amendment. The Agent shall have received counterparts of this Agreement, which collectively shall have been duly executed on behalf of the Company, the Majority Banks and the Agent.
(b)    Attorney Costs. The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to the Fourth Amendment Effective Date.

FOURTH AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

3.    Miscellaneous.
(a)    Except as otherwise modified by this Agreement, the Credit Agreement and the obligations of the Company thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.
(b)    The Company hereby represents and warrants as follows:
(i)    The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.
(ii)    This Agreement has been duly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligations, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws affecting the enforcement of creditors’ rights or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(iii)    No consent, approval, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by the Company of this Agreement.
(iv)    The execution, delivery and performance by the Company of this Agreement do not and will not conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject, except where such conflict, breach, contravention or creation is not reasonably expected to have a Material Adverse Effect.
(c)    The Company represents and warrants to the Banks that after giving effect to this Agreement (i) the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date; provided that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this Section 3(c) and (ii) no Default or Event of Default exists or shall result from entering into this Agreement.
(d)    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy or electronic mail shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
(e)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

FOURTH AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

(f)    FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Company and the Agent shall treat (and the Banks hereby authorize the Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
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FOURTH AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:	MENTOR GRAPHICS CORPORATION By: /S/ Ethan Manuel Name: Ethan Manuel Title: Treasurer

By: /S/ Dean Freed Name: Dean Freed Title: Vice President

AGENT:	BANK OF AMERICA, N.A., as Agent By: /S/ Erik M. Truette Name: Erik M. Truette Title: Vice President

BANKS:	BANK OF AMERICA, N.A., as a Bank By: /S/ My-Linh Yoshiike Name: My-Linh Yoshiike Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank By: /S/ Mike A. Mitchell Name: Mike A. Mitchell Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Bank By: /S/ Lukas Coleman Name: Lukas Coleman Title: Vice President

FOURTH AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION

CITIBANK, N.A., as a Bank By: /S/ Sean Klimchalk Name: Sean Klimchalk Title: Vice President

KEYBANK NATIONAL ASSOCIATION, as a Bank By: /S/ Geoff Smith Name: Geoff Smith Title: Senior Vice President

FOURTH AMENDMENT TO CREDIT AGREEMENT
MENTOR GRAPHICS CORPORATION